EXHIBIT 3.3
                                                         (EDGAR EXHIBIT 10.3)


                         RESEARCH AND LICENSE AGREEMENT


             THIS AGREEMENT is between THE GENERAL HOSPITAL CORPORATION, a not-for-profit Massachusetts corporation doing business as Massachusetts General Hospital having its principal place of business at Fruit Street, Boston, Massachusetts 02114 ("GENERAL") and NYMOX CORPORATION, a corporation having its principal place of business at 2020 North Park, Johnson City, Tennessee 37601 ("NYMOX").

             WHEREAS, Jack Wands, M.D. and Suzanne de la Monte, M.D., of the Laboratory of Molecular Hepatology of the Massachusetts General Hospital Cancer Center of the GENERAL funded in part by the Department of Health and Human Services, have discovered Neural Thread Protein, and developed antibodies, probes, and other reagents, patents, and information associated with this protein and are interested in the development of new diagnostic strategies for Alzheimer's Disease and other neurodegenerative diseases ("TECHNOLOGY");

             WHEREAS, GENERAL and Drs. Wands and de la Monte desire to continue their research pertaining to the TECHNOLOGY and are seeking additional funds to continue such research;

             WHEREAS, as a center for research and education, GENERAL is interested in facilitating the use of this new TECHNOLOGY and in licensing PATENT RIGHTS and RESEARCH INFORMATION as hereinafter defined and thus benefiting the public and GENERAL by facilitating the development of healthcare products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

             WHEREAS, NYMOX has the capacity and know-how that will enhance the usefulness of the results of the research performed by Dr. Wands and Dr. de la Monte and desires to provide GENERAL with funding to continue the research and to obtain the right to use the results of this research under a license to PATENT RIGHTS in order to commercially develop, manufacture, use and distribute products throughout the world;

             NOW, THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

                                 1.  DEFINITIONS

             1.1 The term "AFFILIATE" as applied to NYMOX shall mean NYMOX and any company or other legal entity other than NYMOX in whatever country organized, controlling, or controlled by NYMOX. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

             1.2 The term "AGREEMENT YEAR" shall mean the twelve (12) month period beginning on the EFFECTIVE DATE and each succeeding twelve (12) month period thereafter for the term of the Agreement. If not otherwise specified, terms involving time periods shall be applied pro rata according to any time frame in which less than the full specified period is involved.

             1.3  The term "EFFECTIVE DATE" shall mean September 1, 1995.

             1.4 The term "FIELD OF RESEARCH" shall mean research pertaining to the use of any form of neural thread protein, its antibodies, and any cDNAs or genes or genomic fragments coding for neural thread protein, for diagnostic purposes.

             1.5 The term "FIRST COMMERCIAL SALE" shall mean in each country the first sale of any PRODUCT by NYMOX, its AFFILIATES or SUBLICENSEES, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made and when governmental approval is not required, the first sale in that country.

             1.6 The term "GENERAL MATERIAL" shall mean any material or substance which has biological activity in the FIELD OF RESEARCH (i) which relates to SPONSORED RESEARCH and is in the possession of the PRINCIPAL INVESTIGATORS on the EFFECTIVE DATE and which GENERAL has the right to transfer to NYMOX under the terms and conditions of this Agreement, or
   (ii) which is discovered, produced or derived by an INVESTIGATOR in the performance of SPONSORED RESEARCH.

             1.7 The term "INVENTION" shall mean any new and useful process, manufacture, or composition of matter which is in the FIELD OF RESEARCH
   (a) which was conceived (i) prior to the EFFECTIVE DATE or (ii) in the performance of SPONSORED RESEARCH; and (b) which is first reduced to practice, constructively or actually (i) by an INVESTIGATOR in the performance of SPONSORED RESEARCH or (ii) within one year of the termination of the SPONSORED RESEARCH in which it was conceived by a person who had been an INVESTIGATOR; and (c) in which GENERAL has rights by virtue of (i) sole or joint inventorship by an INVESTIGATOR (or in the case of an INVENTION first reduced to practice within said one year period by a person who has been an INVESTIGATOR) or (ii) the terms of any agreement that does not preclude granting rights to NYMOX hereunder.

             1.8 The term "INVESTIGATOR" shall mean PRINCIPAL INVESTIGATORS, any other member of GENERAL's Professional Staff, graduate student, undergraduate student, or employee of GENERAL who shall perform SPONSORED RESEARCH.

             1.9 The term "LICENSE FIELD" shall mean the manufacture, use or sale of PRODUCTS for diagnostic purposes.

             1.10 The term "NYMOX MATERIALS" shall mean any material or substance first discovered, produced or derived by an employee of NYMOX prior to termination of the SPONSORED RESEARCH which pertains to the SPONSORED RESEARCH, and in which NYMOX has ownership or licensable rights.

             1.11 (a) The term "NET SALES PRICE" shall mean the gross billing price of any PRODUCT received by NYMOX, its AFFILIATE or SUBLICENSEE for the sale or distribution of any PRODUCT, less the following amounts actually paid out by NYMOX, its AFFILIATE or SUBLICENSEE or credited against the amounts received by them from the sale or distribution of
   PRODUCT:

             (i)    discounts allowed;
             (ii)   returns;
             (iii)  transportation charges or allowances;
             (iv)   customs, duties and charges; and
             (v) sales, transfer and other excise taxes or other governmental charges levied on or measured by the sales but no franchise or income tax of any kind whatsoever.

             (b) Transfer of a PRODUCT to an AFFILIATE for sale by the AFFILIATE shall not be considered a sale; in the case of such a transfer the NET SALES PRICE shall be based on the gross billing price of the PRODUCT by the AFFILIATE as invoiced to its customer.

             (c) Every commercial use or disposition of any PRODUCT (excluding any use for (i) use in assuring product testing or control, (ii) promotional distribution to physicians or (iii) distribution to researchers by or on behalf of NYMOX or any of its AFFILIATES or SUBLICENSEES or (iv) obtaining regulatory approvals), in addition to a bona fide sale to a bona fide customer (not to be construed as including NYMOX or any such AFFILIATE or SUBLICENSEE) shall be considered a sale of such PRODUCT at the NET SALES PRICE then payable in an arm's length transaction.

             (d) In the event any PRODUCT is sold as a component of a combination of active functional elements, NET SALES PRICE for purposes of determining royalty payments on such combination, shall be calculated by multiplying the NET SALES PRICE of the combination by the fraction A over A+B, in which "A" is the gross selling price of the PRODUCT portion of the combination when sold separately during the ACCOUNTING PERIOD in which the sale was made, and "B" is the gross selling price of the other active functional elements of the combination sold separately during the ACCOUNTING PERIOD in question. All gross selling prices shall be calculated as the average gross selling price of the PRODUCT for the ACCOUNTING PERIOD as hereafter defined in the country in which the sale is made. In the event that no separate sale of either such above-designated PRODUCT or such above designated active functional elements of the combination is made during the ACCOUNTING PERIOD in which the sale was made, NET SALES shall be calculated by multiplying NET SALES PRICE of such combination by the fraction C over C+D, in which "C" is the standard fully-absorbed cost of the PRODUCT portion of such combination, and "D" is the standard fully absorbed cost of the other active functional element(s), such costs being arrived at using the standard accounting procedures of NYMOX which will be in accord with generally accepted accounting practices. The "ACCOUNTING PERIOD" shall be the periods for which royalty payments are due as provided for in paragraph 7.7.

             1.12   The term "PATENT RIGHT" shall mean:

             (a) (i) the United States Patent Application Serial No. 07/287,207 filed December 20, 1988 entitled "Method of Detecting Neurological Disease or Dysfunction," (ii) the United States CIP Patent Application Serial No. 07/451,975 filed on December 20, 1989, (iii) the United States Patent Application Serial Number 08/055,778 filed May 3, 1993 as a file wrapper continuation, and, (iv) the United States Patent Application Serial Number to be assigned, filed June 6, 1995 as a divisional application;

             (b) (i) the United States Patent Application Serial No. 08/050,559 filed on April 20, 1993 entitled "Neural Thread Protein Gene Expression and Detection of Alzheimer's Disease, " (ii) the United States CIP Patent Application Serial No. 08/230,139 filed on April 20, 1994,
   (iii) the United States CIP Patent Application 08/340,426 filed on November 14, 1994, (iv) the United States Patent Application Serial No. 08/454,557 filed on May 30, 1995 as a divisional application, and (v) the United States Patent Application Serial No. 08/450,673 filed on May 30, 1995 as a divisional application;

             (c) any United States patent application which contains one or more claims to an INVENTION; and

             (d) any division or continuation and any foreign patent application or equivalent corresponding to such patent applications and any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof.

             1.13 The term "PRINCIPAL INVESTIGATORS" shall mean Jack Wands, M.D. and Suzanne de la Monte, M.D.

             1.14 The term "PRODUCT" shall mean any diagnostic article, composition, apparatus, substance, chemical, material, method or service
   (a) whose manufacture, use, or sale infringes one or more claims of any PATENT RIGHT, or (b) which, in the absence of any PATENT RIGHT which would be infringed by such manufacture, use or sale, (i) incorporates one or more GENERAL MATERIALS or (ii) whose discovery, development, manufacture or use employs any GENERAL MATERIAL, RESEARCH INFORMATION or PROCESS or unpatented INVENTION or NYMOX MATERIAL.

             1.15 The term "PROCESS" shall mean any process or method for the production, manufacture or use of any PRODUCT.

             1.16 The term "RESEARCH INFORMATION" shall mean any research data, formulas, process information or other information pertaining to the SPONSORED RESEARCH (a) known to PRINCIPAL INVESTIGATORS on the EFFECTIVE DATE and which PRINCIPAL INVESTIGATORS are not under obligation to any third party to maintain in confidence, or (b) thereafter produced by an INVESTIGATOR in the performance of SPONSORED RESEARCH.

             1.17 The term "RESEARCH PROPOSAL" shall mean the written description of SPONSORED RESEARCH attached hereto as Appendix A on the EFFECTIVE DATE or thereafter appended hereto as Appendix A and incorporated herein pursuant to paragraph 2.4(c) and shall include a reasonably detailed description of the goals and scope of such research, and a budget that details the equipment, materials, personnel, and the funds to be supplied by NYMOX to support the research described in such proposal.

             1.18 The term "SPONSORED RESEARCH" shall mean scientific research pertaining to the FIELD OF RESEARCH funded in whole or in part by NYMOX and performed by an INVESTIGATOR after the EFFECTIVE DATE pursuant to a RESEARCH PROPOSAL attached as Appendix A.

             1.19 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party licensed by NYMOX to make, have made, use or sell any PRODUCT or use any PROCESS.

             1.20 "VALID CLAIM" shall mean a claim of any PATENT RIGHT which has not been finally rejected or declared invalid by a patent office or by a court of competent jurisdiction in any unappealed and unappealable decision.

             1.21 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.

             2.  GENERAL' S RESEARCH AND NYMOX' S SUPPORT THEREOF

             2.1 Beginning on the EFFECTIVE DATE and continuing thereafter, unless sooner terminated, for the next three (3) years, GENERAL shall:

             (a) through the PRINCIPAL INVESTIGATORS and any other INVESTIGATOR conduct SPONSORED RESEARCH and the grants and other amounts paid by NYMOX pursuant to paragraphs 2.2(a) and 2.2(b) plus any additional funds paid pursuant to paragraph 2.4(c) shall be used to support the expenses of SPONSORED RESEARCH, in accordance with the RESEARCH PROPOSAL;

             (b) promptly and systematically disclose to NYMOX RESEARCH INFORMATION which NYMOX shall be entitled to use except to the extent such use is covered by (i) a PATENT RIGHT under which NYMOX has elected not to be licensed under this Agreement or (ii) any other patent, other than a PATENT RIGHT, owned by GENERAL and not licensed to NYMOX;

             (c) promptly and systematically describe to NYMOX GENERAL MATERIALS, and at NYMOX's request provide such GENERAL MATERIALS to NYMOX in accordance with paragraph 3.3, which NYMOX shall be entitled to use in accordance with paragraph 3.4 except to the extent (i) such GENERAL MATERIAL is covered by (A) a PATENT RIGHT under which NYMOX has elected not to be licensed under this Agreement or (B) any other patent, other than a PATENT RIGHT, owned by GENERAL and not licensed to NYMOX or (ii) GENERAL does not have the right to grant to NYMOX the right to use such GENERAL MATERIAL in accordance with paragraph 3.4;

             (d)    as to all SPONSORED RESEARCH:

                    (i) for the purpose of facilitating disclosure to NYMOX of RESEARCH INFORMATION, INVENTIONS and GENERAL MATERIAL, permit duly authorized employees of or representatives of NYMOX to visit the PRINCIPAL INVESTIGATORS' laboratories at the GENERAL or other GENERAL facilities where SPONSORED RESEARCH is conducted at the reasonable convenience of PRINCIPAL INVESTIGATORS or any other pertinent INVESTIGATOR; and

                    (ii) promptly advise NYMOX of any INVENTION and provide NYMOX with adequate advance notice of the intent to file, filing allowance and issuance of any PATENT RIGHT, except those filed by GENERAL at its own expense pursuant to paragraph 5.1.

             2.2 In consideration of said undertaking by PRINCIPAL INVESTIGATORS, NYMOX shall at NYMOX's expense:

             (a) beginning with the EFFECTIVE DATE, make annual research grants to GENERAL for the support of SPONSORED RESEARCH in accordance with budgets that shall be supplied to NYMOX by PRINCIPAL INVESTIGATORS (all figures in U.S. dollars) in the following amounts:

             One Hundred Seventy-Five Thousand Dollars ($175,000) in the First AGREEMENT YEAR,

             Two Hundred Thousand Dollars ($200,000) in the Second AGREEMENT
             YEAR,

             Two Hundred Twenty-Five Thousand Dollars ($225,000) in the Third AGREEMENT YEAR,

             or such greater amounts as shall be agreed to under paragraph
             2.4(c).

             (b) pay to the GENERAL the grants set forth in the foregoing subparagraph (a) in advance in accordance with the following:

             One Hundred Seventy-Five Thousand Dollars ($175,000) within thirty (30) days of the execution of the Agreement as advance payment for the First AGREEMENT YEAR,

             One Hundred Thousand Dollars ($100,000) on or about March 1, 1996 as advance payment of one-half of the grant for the Second AGREEMENT YEAR beginning on September 1, 1996;

             One Hundred Thousand Dollars ($100,000) on or about September l, 1996 as advance payment of the second half of the grant for the

             Second AGREEMENT YEAR;

             One Hundred Twelve Thousand Five Hundred Dollars ($112,500) on or about March 1, 1997; as advance payment of one-half of the grant for the Third AGREEMENT YEAR beginning on September 1, 1997; and,

             One Hundred Twelve Thousand Five Hundred Dollars ($112,500) on or about September 1, 1997 as advance payment of the second half of the grant for the Third AGREEMENT YEAR.

             It is understood and agreed by the parties that, unless otherwise agreed, the funds provided in advance by NYMOX shall not be expended by the PRINCIPAL INVESTIGATORS prior to the start of the AGREEMENT YEAR for which such finds were intended. In the event that the SPONSORED RESEARCH is terminated in accordance with Article 10, any advance funds paid to GENERAL in excess of the amounts due GENERAL under
   Article 10 and the noncancellable expenses reasonably committed to or incurred by GENERAL prior to the termination shall be returned to NYMOX.

             (c) provide PRINCIPAL INVESTIGATORS and INVESTIGATORS with NYMOX MATERIALS in accordance with the terms and conditions of paragraphs
   3.1 and 3.5 and in reasonable amounts sufficient to allow PRINCIPAL INVESTIGATORS to carry out the SPONSORED RESEARCH, and such other projects as the parties may agree to conduct, to the extent reasonably available for distribution by NYMOX; and,

             (d)    In consideration of the licenses granted pursuant to
   Article 6 by GENERAL to NYMOX to PATENT RIGHTS listed in Appendix E, NYMOX shall pay PATENT COSTS as set forth in paragraph 5.1.

             2.3    (a)       The grants paid by NYMOX pursuant to paragraphs
   2.2(a), 2.2(b) or 2.4(c) shall be used to support the Total Direct Costs ("TDC"), as defined by the U.S. Department of Health and Human Services ("DHHS"), of SPONSORED RESEARCH, in accordance with the budgets that shall be supplied to NYMOX by PRINCIPAL INVESTIGATORS and to pay all indirect costs ("Indirect Costs") attendant to such TDC. The budgets shall be adjusted as necessary to allow for payment of full Indirect Costs. The Indirect costs shall be calculated as the product of the Modified Total Direct Costs ("MTDC"), as defined by DHHS, of SPONSORED RESEARCH and the GENERAL's research Indirect Cost Rate in effect at the time the attendant MTDC are incurred. The Indirect Cost Rate shall be the Hospital Research Rate on MTDC that is negotiated annually by GENERAL with the DHHS. In no event shall any such adjustment require NYMOX to pay funds in excess of those specified in paragraph 2.2 or which have been agreed to under paragraph 2.4(c).

             (b) If the research grants which NYMOX is obligated to pay GENERAL during any AGREEMENT YEAR exceed the sum of the actual TDC of the SPONSORED RESEARCH conducted during that AGREEMENT YEAR, and the total Indirect Costs during that AGREEMENT YEAR, the excess shall be applied to SPONSORED RESEARCH in a future AGREEMENT YEAR. Any interest earned by GENERAL on funds paid by NYMOX prior to being expended shall belong to GENERAL.

             2.4(a) Each INVESTIGATOR may conduct research outside the FIELD OF RESEARCH. INVESTIGATORS shall be free to seek funding for such research from any source including a commercial sponsor other than NYMOX.

             (b) INVESTIGATORS shall be free at any time to seek funding for any research in the FIELD OF RESEARCH, including additional funding for SPONSORED RESEARCH, from any state or federal agency, private or public foundation except foundations owned or operated by a commercial entity other than NYMOX, provided that the terms and conditions of the funding agreement are not in conflict with the terms and conditions of this Agreement including but not limited to NYMOX's rights in and to SPONSORED RESEARCH.

             (c) At any time during the term of this Agreement either party may propose in writing additional research in the FIELD OF RESEARCH not previously described in any RESEARCH PROPOSAL appended hereto as Appendix A. Each such proposal shall include a description of the additional research proposed and a budget of the costs to be funded by NYMOX and a schedule of payment of such costs. Unless the parties shall otherwise agree in writing, negotiations between them over any such proposal shall not extend beyond the sixtieth (60) day next following the date when the proposal shall have first been so made, and whenever such negotiations shall end without agreement between the parties to proceed with the proposed research, the party proposing the additional research may go ahead without the other party and seek funding from any other sponsor including but not limited to a commercial sponsor for such proposal as set forth in subparagraph (d). When such proposal is accepted by the GENERAL and NYMOX, it shall be appended hereto as a RESEARCH PROPOSAL and shall be subject to the terms and conditions of this Agreement unless otherwise specified, and the SPONSORED RESEARCH described therein shall commence and budgeted amounts shall be paid as set forth in the proposal or as otherwise agreed by the parties in writing. In no event shall any additional research be added to SPONSORED RESEARCH nor shall the direction of SPONSORED RESEARCH be altered without the concurrence of the Director, Office of Technology Affairs of GENERAL.

             (d) An INVESTIGATOR may not seek funding from another commercial sponsor for an additional research proposal in the FIELD OF RESEARCH unless and until such proposal has been submitted to NYMOX in accordance with the foregoing subparagraph (c) and the parties have failed to agree in writing to append such proposal hereto as a RESEARCH PROPOSAL within the stipulated sixty (60) days. In the event of such failure to agree an INVESTIGATOR shall be free to seek and accept funding from another commercial sponsor for such research proposal, provided, that the subject matter of the proposal is not so closely related scientifically to SPONSORED RESEARCH that sponsorship of such proposal by such other commercial sponsor (i) would in the opinion of GENERAL's Trustees' Committee on Industrial Relations and Intellectual Property after consultation with NYMOX create a conflict of interest for GENERAL or any INVESTIGATOR performing SPONSORED RESEARCH or (ii) would result in an agreement which is prohibited by paragraph 6.7 of this Agreement or (iii) would conflict with the terms and conditions of this Agreement. A "conflict of interest" for the purposes of this paragraph 2.4 means that the sponsorship of such proposal by such other commercial entity is likely to result in a product for the other commercial sponsor competitive with a PRODUCT likely to result from the SPONSORED RESEARCH. In the event that GENERAL's Trustees' Committee on Industrial Relations and Intellectual Property is of the opinion that there is no "conflict of interest," NYMOX shall be notified promptly in writing of such opinion. If NYMOX disagrees with such opinion, NYMOX shall have the right to have the existence of a "conflict of interest" determined by alternative dispute resolution pursuant to paragraph 11.3(b) by submitting such issue to alternative dispute resolution within thirty (30) days of receipt of such notice. INVESTIGATORS shall not be free to seek such funding until the later of the expiration of such thirty (30) day period, or if an alternative dispute resolution is initiated, a determination by alternative dispute resolution that there is no "conflict of interest."

                  3.  TRANSMISSION OF AND RIGHTS TO USE GENERAL
                          MATERIALS AND NYMOX MATERIALS

             3.1 GENERAL and PRINCIPAL INVESTIGATORS shall not distribute NYMOX MATERIALS to any one other than INVESTIGATORS or use them for any purpose other than SPONSORED RESEARCH without the prior written approval of NYMOX.

             3.2 During the life of this Agreement GENERAL agrees not to grant to any third party commercial or for-profit entity the right to use any GENERAL MATERIAL in the LICENSE FIELD without NYMOX's written consent except where such GENERAL MATERIAL or its manufacture or its use is claimed in a PATENT RIGHT (i) to which NYMOX fails to exercise an option for a license pursuant to paragraph 6.1, or (ii) to which NYMOX's license rights have been terminated, or (iii) which is licensed non-exclusively in the LICENSE FIELD hereunder, or (iv) which is licensed co-exclusively in the LICENSE FIELD hereunder, provided that in the case of such co-exclusively licensed PATENT RIGHT, GENERAL shall have the right to grant the right to use such GENERAL MATERIAL only to the party to which such PATENT RIGHT is coexclusively licensed.

             3.3 To the extent allowed by law and the requisite informed consent of any person whose tissue contributes substantially to any GENERAL MATERIALS, PRINCIPAL INVESTIGATORS promptly, upon NYMOX's request, shall provide NYMOX with an amount of such GENERAL MATERIAL specified by NYMOX and reasonably needed for the purposes of this Agreement including those specified in paragraph 3.4 but in no event shall PRINCIPAL INVESTIGATORS be obligated to provide NYMOX such GENERAL MATERIAL in an amount that would interfere with PRINCIPAL INVESTIGATORS' ability to conduct SPONSORED RESEARCH.

             3.4 NYMOX shall have the right to use GENERAL MATERIALS provided to it for (i) any commercial purposes solely in the LICENSE FIELD including but not limited to the development, manufacture, sale and use of any PRODUCT or practice of any PROCESS; (ii) for research and development purposes in the FIELD OF RESEARCH so long as such uses that may lead to publications are discussed with the PRINCIPAL INVESTIGATORS under whose direction the GENERAL MATERIALS are produced prior to the use of the transferred GENERAL MATERIALS for such purposes and the INVESTIGATOR who produces the GENERAL MATERIALS is given the credit and recognition customary for academic scientific publication by acknowledgment or co-authorship as appropriate; and (iii) transfers to third parties, provided, however, that in the case of transfer to third parties NYMOX has obtained the consent of the PRINCIPAL INVESTIGATORS under whose direction the GENERAL MATERIALS are produced for the following cases: (a) in the case of GENERAL MATERIALS that have not been described by an INVESTIGATOR in a journal that requires dissemination of the described materials as a condition of publication, and which are being transferred to any party allowed to publish the results of research performed using the described materials, prior to the transfer, and (b) in all cases, prior to depositing any GENERAL MATERIALS in any depository in support of any patent application.

             3.5 GENERAL MATERIALS provided to NYMOX and NYMOX MATERIALS provided to INVESTIGATORS shall be accompanied by a copy of the Material Transfer Letters set forth in Appendix B.

             3.6 (a) During the period SPONSORED RESEARCH is being performed hereunder, GENERAL and PRINCIPAL INVESTIGATORS shall not, without NYMOX's prior written approval, distribute or knowingly allow to be distributed GENERAL MATERIALS to for-profit entities except for use outside the FIELD OF RESEARCH and LICENSE FIELD or to for-profit non-exclusive licensees or co-exclusive licensees in the LICENSE FIELD or persons known to be employed thereby or consulting or performing research therefor in the FIELD OF RESEARCH unless, (I) a description of the GENERAL MATERIAL is published in a journal that requires dissemination of the described materials as a condition for publication, or (2) GENERAL and NYMOX have mutually agreed not to seek PATENT RIGHTS claiming such GENERAL MATERIAL or its manufacture or use. Under the circumstances described in
   (1) or (2) of this paragraph 3.6, GENERAL and PRINCIPAL INVESTIGATORS shall have the right to distribute such GENERAL MATERIAL, only to:

             (i) scientists who agree in writing not to transfer such GENERAL MATERIALS to any other person or entity or to use such GENERAL MATERIALS for commercial purposes or for research for commercial purposes; or

             (ii) third persons solely for the purpose of obtaining chemical, physical, or biological analysis or characterization of such GENERAL MATERIALS, provided that such persons agree in writing not to transfer or grant access to such GENERAL MATERIALS or any non-public information regarding such GENERAL MATERIALS to any other person or entity and to use such GENERAL MATERIALS only for the purpose of the agreed upon analysis or characterization and not to disclose such analysis or characterization to any third party.

             (b) During the period SPONSORED RESEARCH is being performed hereunder, GENERAL and PRINCIPAL INVESTIGATORS shall have the right to transfer GENERAL MATERIALS to not-for-profit entities or persons known to be affiliated therewith provided that such entities or persons agree in writing not to (i) transfer such GENERAL MATERIALS to any other person or entity, (ii) use such GENERAL MATERIALS for commercial purposes, and (iii) sequence or clone any genetic material or sequence in such GENERAL MATERIALS or products thereof.

             (c) In the event that a PRINCIPAL INVESTIGATOR is no longer available to perform SPONSORED RESEARCH at GENERAL but continues to be employed by a not-for-profit entity, it is understood that at said former PRINCIPAL INVESTIGATOR's request GENERAL shall make available to said former PRINCIPAL INVESTIGATOR, GENERAL MATERIALS, provided that in the event that said former PRINCIPAL INVESTIGATOR is replaced by a new PRINCIPAL INVESTIGATOR pursuant to paragraph 10.2, the amounts of such GENERAL MATERIAL shall not interfere with the ability of said new PRINCIPAL INVESTIGATOR to conduct SPONSORED RESEARCH at GENERAL, and further provided that said former PRINCIPAL INVESTIGATOR agrees in writing
   (i) not to use said GENERAL MATERIALS for commercial purposes or in research sponsored by any for-profit entity and (ii) not to transfer said GENERAL MATERIALS to any third party except under the same conditions set forth in paragraphs 3.6(a) and 3.6(b) hereof.

             (d) Prior to any such distribution of any such GENERAL MATERIALS by reason of the conditions described in subparagraphs (a), (b) or (c) above, GENERAL and NYMOX shall use reasonable efforts to consider the patentability of such GENERAL MATERIALS and cooperate to file, where appropriate, PATENT RIGHTS protecting such GENERAL MATERIALS prior to their distribution.


                    4. CONFIDENTIALITY AND PUBLICATION RIGHTS

             4.1 In the event that NYMOX discloses to any GENERAL personnel any information which relates to the SPONSORED RESEARCH that NYMOX considers confidential, the rights and obligations of the parties with respect to such information shall be governed by the terms and conditions set forth in Appendix C.

             4.2 Recognizing GENERAL's desire to publish previously unpublished RESEARCH INFORMATION and NYMOX's desire to develop the results of SPONSORED RESEARCH for the earliest introduction to the public:

             (a) GENERAL agrees to submit to NYMOX an early draft of each document as follows:

             (i) Each manuscript first disclosing RESEARCH INFORMATION or an INVENTION or describing a GENERAL MATERIAL at least thirty
             (30) days prior to its submission for publication; and

             (ii) Each abstract disclosing RESEARCH INFORMATION or an INVENTION or a GENERAL MATERIAL at least seven (7) days prior to its submission for publication.

   NYMOX shall have the right to advise GENERAL as to the patentability of any INVENTIONS disclosed therein and of NYMOX's desire to have PATENT RIGHTS claiming such INVENTIONS filed. GENERAL shall use reasonable efforts to carry out such advice in accordance with the terms of this Agreement. At the end of such thirty (30) day or seven (7) day period, GENERAL shall have the right, at its discretion, to submit such manuscript or abstract for publication.

             (b) Nothing in this Agreement shall be construed to prohibit or limit in any way:

             (i) The filing by GENERAL of any report required by any public authority pertaining to SPONSORED RESEARCH;

             (ii) The non-public disclosure and discussion of RESEARCH INFORMATION between the INVESTIGATORS and their academic colleagues. GENERAL shall advise the INVESTIGATORS that when making such non-public disclosures, consideration should be given to GENERAL's and NYMOX's interest in obtaining the benefits of worldwide patent coverage of any INVENTIONS included in RESEARCH INFORMATION.


                                   5. PATENTS

             5.1 Each INVESTIGATOR who during the course of SPONSORED RESEARCH shall make an INVENTION, solely or jointly, ("GENERAL INVENTOR") shall promptly report such INVENTION to GENERAL. Each GENERAL INVENTOR shall assign all of his rights, title and interest in an INVENTION to GENERAL. Each employee of NYMOX who makes an INVENTION jointly with an INVESTIGATOR, shall report such INVENTION to NYMOX and shall assign all his rights, title and interest in such INVENTION to NYMOX. INVENTIONS made jointly by the INVESTIGATOR and NYMOX employees shall be jointly owned. NYMOX shall report such INVENTION in writing to GENERAL's Office of Technology Affairs. GENERAL and NYMOX agree that for each PATENT RIGHT jointly assigned to GENERAL and NYMOX, NYMOX and GENERAL each own a one-half undivided interest in such PATENT RIGHT in each country in which it is filed and GENERAL'S interest therein is subject to the license rights granted to NYMOX under this Agreement. GENERAL and NYMOX shall each be allowed to sell, license or otherwise transfer its rights to such PATENT RIGHT without the consent of the other; however, GENERAL's rights in this respect are subject to the terms and conditions of this Agreement and NYMOX's licensing rights thereto.

             Each party shall promptly advise the other in writing of each INVENTION disclosed to it. Representatives of GENERAL and NYMOX shall then discuss whether a patent application or applications pertaining to such INVENTION should be filed and in which countries. If both parties mutually agree that patent application(s) should be filed, applications assigned solely to GENERAL shall be filed by GENERAL, applications assigned solely to NYMOX shall be filed by NYMOX and jointly assigned applications shall be filed as mutually agreed upon by the parties. The titles, serial numbers and other identifying data of any patent applications claiming an INVENTION filed after the EFFECTIVE DATE by mutual agreement of GENERAL and NYMOX shall be listed in Appendix D and shall become PATENT RIGHTS.

             Reasonable and customary patent costs incurred by GENERAL for PATENT RIGHTS filed by mutual agreement ("PATENT COSTS") shall be reimbursed in full by NYMOX upon NYMOX's receipt of GENERAL's notice of payment of such PATENT COSTS, except as provided for below. Such PATENT COSTS shall include but not be limited to the costs of preparing, filing, prosecuting (including mutually agreed upon interferences or oppositions), issuing or maintaining and working the PATENT RIGHTS. For PATENT COSTS not reimbursed by NYMOX within thirty (30) days after receipt of GENERAL's notice of payment of such costs, NYMOX shall pay GENERAL interest at the rate of one and one half (1.5) percent per month compounded each month that they remain unpaid. For PATENT RIGHTS in which other commercial entities have acquired license rights, NYMOX shall reimburse the GENERAL only for the same share of such costs as reimbursed by each of the other commercial entities, but in no event shall NYMOX be required to reimburse GENERAL for more than 50% of the PATENT COSTS for such PATENT RIGHTS.

             It is understood that any PATENT RIGHTS listed in Appendix E on the EFFECTIVE DATE shall be deemed to be "PATENT RIGHTS filed by mutual agreement," and that existing PATENT COSTS in the amount of Thirteen Thousand Eight Hundred Seventy Dollars and Sixty-Three Cents ($13,870.63) and all PATENT COSTS incurred by GENERAL after the EFFECTIVE DATE shall be reimbursed in full by NYMOX, except for PATENT RIGHTS in which other commercial entities have or acquire license rights in which case NYMOX shall reimburse GENERAL only for the same share of such costs as reimbursed by each of the other commercial entities, but in no event shall NYMOX be required to reimburse GENERAL for more than 50% of the PATENT COSTS for such PATENT RIGHTS.

             In the event NYMOX is not interested in having PATENT RIGHTS filed with respect to a particular INVENTION made solely by GENERAL INVENTOR(S), NYMOX shall advise GENERAL of such fact within ninety (90) days from the date on which the INVENTION was disclosed to NYMOX by GENERAL or sooner as specified by GENERAL if necessary to avoid the loss of PATENT RIGHTS. GENERAL, at its own expense may then file and prosecute such patent application in any country where NYMOX elects not to file, and such patent applications and patents shall not be included with the rights licensed to NYMOX pursuant to paragraphs 6.1, 6.2 and 6.3 of this Agreement and GENERAL shall be free to license such patent application or patent to any other party.

             In the event that GENERAL does not wish to file a patent application with respect to a particular INVENTION, or does not wish to file patent applications with respect to specific countries, it shall first without delay notify NYMOX, and NYMOX shall be free, where not contrary to United States law, to file at its expense patent applications in the name of GENERAL. If necessary, GENERAL shall render NYMOX, at NYMOX's expense, all necessary assistance in order to facilitate such filing. Any such application shall be considered a PATENT RIGHT for all purposes of this Agreement.

             5.2 With respect to any PATENT RIGHT filed by mutual agreement of the parties, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to NYMOX sufficiently prior to the filing of such application, response or request to allow for review and comment by NYMOX.

                                   6. LICENSES

             6.1 As to each PATENT RIGHT assigned in whole or in part to GENERAL or in which GENERAL has a licensable right, GENERAL shall, upon written request submitted by NYMOX within the eighteen (18) months next following the U.S. filing date of such PATENT RIGHT, grant to NYMOX and any AFFILIATE of NYMOX designated in writing by NYMOX, a license as defined in the next succeeding paragraphs 6.2 and 6.3 under GENERAL's rights; and, in the absence of such request by NYMOX, GENERAL may grant a license to said PATENT RIGHT to any other person or persons on any terms. The option to acquire a license hereunder does not apply to any PATENT RIGHT that NYMOX has advised GENERAL's Office of Technology Affairs in writing that NYMOX is not interested in having filed, prosecuted or maintained.

             6.2 To the extent not prohibited by the United States government or by contractual obligations requiring GENERAL to license a PATENT RIGHT to any other sponsor of research with respect to INVENTIONS made jointly by a person who is not an INVESTIGATOR but who is a co-inventor of a PATENT RIGHT with an INVESTIGATOR, at the written request of NYMOX or any AFFILIATE of NYMOX in accordance with the foregoing paragraph 6.1, GENERAL hereby grants to NYMOX:

             (a) an exclusive, worldwide, royalty-bearing license under PATENT RIGHTS in the LICENSE FIELD (i) to make, have made, use, sell and have sold PRODUCTS and (ii) to use PROCESS; and

             (b) the right to grant sublicenses in the LICENSE FIELD to any PATENT RIGHTS licensed exclusively hereunder or co-exclusively to NYMOX pursuant to paragraph 6.3 provided that any SUBLICENSEE agrees to be bound by the terms and conditions of this Agreement applicable to SUBLICENSEES. If NYMOX has only a non-exclusive license to any PATENT RIGHTS, GENERAL will, upon request of NYMOX, grant NYMOX the right to grant sublicenses thereunder unless it has a reasonable basis for refusing such grant.

             6.3 To the extent and only to the extent that GENERAL is prohibited from granting to NYMOX an exclusive license to any PATENT RIGHT for the reasons set forth in paragraph 6.2, the license granted to NYMOX under paragraph 6.2 shall be co-exclusive with such other sponsor where exclusivity is prohibited by GENERAL's contractual obligations to such other sponsor and non-exclusive where exclusivity is prohibited by the United States government.

             6.4 The above licenses to sell any PRODUCT includes the right to grant to the purchaser of such PRODUCT from NYMOX its AFFILIATES, and SUBLICENSEES the right to use such purchased PRODUCT in a method coming within the scope of PATENT RIGHTS.

             6.5 All licenses pursuant to paragraphs 6.2, 6.3 and 6.4 above to INVENTIONS conceived or first actually reduced to practice during the course of research funded by a U.S. federal agency are subject to the rights, conditions and limitations imposed by U.S. law. GENERAL agrees to use its best efforts to diligently comply with the requirements of such laws and applicable regulations. The words "exclusive license" as used herein shall mean exclusive except for the royalty-free non-exclusive license granted to the U.S. government by GENERAL pursuant to 35 USC
   Section 202 (c)(4) for any PATENT RIGHT claiming an INVENTION subject to 35 USC Section 201 and the rights of GENERAL and INVESTIGATORS as set forth in paragraph 6.6.

             6.6    All licenses granted pursuant to paragraphs 6.2, 6.3 and
   6.4 above are subject to GENERAL's and INVESTIGATOR's rights to use for its internal research and patient care purposes any INVENTION claimed in the licensed PATENT RIGHT, however, except as set forth in paragraph 2.2(c), such rights do not obligate NYMOX to supply PRODUCT or NYMOX MATERIALS for such use.

             6.7 GENERAL represents that on the date this agreement is signed by GENERAL, that to the best of its knowledge (i) there is no agreement in effect on the EFFECTIVE DATE between GENERAL or PRINCIPAL INVESTIGATORS and any party (not including the United States Government) which prohibits GENERAL from granting to NYMOX the exclusive licenses set forth in paragraphs 6.2 and 6.3 and (ii) that all INVESTIGATORS are obligated to assign all right, title and interest in INVENTIONS and PATENT RIGHTS to GENERAL.

             (a) Notwithstanding anything else to the contrary, GENERAL agrees during the period SPONSORED RESEARCH is being performed not to enter into an agreement with any third party commercial entity to fund PRINCIPAL INVESTIGATORS or any INVESTIGATOR to conduct SPONSORED RESEARCH.

             (b) GENERAL agrees to use reasonable care not to enter into an agreement with a third party to acquire materials for use in SPONSORED RESEARCH under terms that will prevent GENERAL from granting NYMOX sole and exclusive rights to PATENT RIGHTS.

             6.8 NYMOX, its AFFILIATES and SUBLICENSEES shall use reasonable efforts to develop a PRODUCT as defined by paragraph 1.14(a) or 1.14(b)(i) selected by NYMOX for commercial sales and distribution or to use PROCESSES for commercial purposes throughout the world. Prior to the end of three (3) years from the date each PATENT RIGHT is first filed in the United states or eighteen (18) months from the date NYMOX is granted a license to such PATENT RIGHT pursuant to paragraph 6.1 and 6.2, whichever shall occur first, GENERAL and NYMOX shall meet to designate reasonable objectives and the time periods in which such objectives are to be met by NYMOX, its AFFILIATES or SUBLICENSEES with respect to a PRODUCT selected by NYMOX. By way of example, such objectives may include commencement of animal toxicity studies, submission of a Notice of Claimed Investigational Exemption for a New Drug with the U.S. Food and Drug Administration (the "FDA"), commencement and diligent performance of human studies, and submission of a Product License Application (a "PLA") with the FDA. If such meeting occurs prior to the third anniversary of the first U.S. filing date of such PATENT RIGHT and the parties agree that such objectives cannot be designated at that time, the period to designate such objectives may be extended for up to one (1) year. NYMOX shall exert reasonable efforts to obtain such objectives. In the event NYMOX subsequently indicates in writing to GENERAL that such objectives cannot be met or fails to meet such objectives, NYMOX and GENERAL shall enter into good faith negotiations to reconsider such objectives. In the event that the parties cannot agree to the initial objectives by the fifth anniversary or to modify objectives within ninety (90) days after beginning good faith negotiations, the matter shall be submitted to alternative dispute resolution pursuant to paragraph 11.3 to determine the objectives and the time period therefor which should be met pursuant to this paragraph 6.8. The alternative dispute resolver in setting and determining the objectives shall consider the state of the technology; the efforts exerted by NYMOX; the business circumstances of NYMOX, including finances and manpower available to NYMOX; and technical and regulatory problems. Thereafter, NYMOX shall exert reasonable efforts to achieve such objectives.

             In the event that NYMOX indicates that it cannot meet the objectives whether set by the parties or by alternative dispute resolution because of technological or regulatory problems, GENERAL shall not unreasonably deny an extension of the objectives.

             If NYMOX (i) fails to meet the objectives established by agreement of the parties and fails to negotiate reconsideration of such objectives or to request alternative dispute resolution or (ii) fails to meet objectives established by alternative dispute resolution, GENERAL shall have the right to terminate the licenses to such PATENT RIGHT granted hereunder or convert such licensees to non-exclusive licenses by providing to NYMOX sixty (60) days prior written notice. Prior to the expiration of such sixty (60) day period, NYMOX may submit such action to alternative dispute resolution to determine whether or not NYMOX has exerted reasonable efforts pursuant to this paragraph 6.8, and once such action has been submitted to alternative dispute resolution the licenses and rights may only be modified or canceled in the event of a decision in the alternative dispute resolution that NYMOX has not exerted such reasonable efforts. If the alternative dispute resolver decides that NYMOX has exerted reasonable efforts, the alternative dispute resolver shall establish new objectives.

             NYMOX shall ensure that, for any PRODUCT or PROCESS being developed or commercialized by an AFFILIATE or SUBLICENSEE, such AFFILIATE or SUBLICENSEE shall assume the obligations imposed on NYMOX under this paragraph 6.8.

             6.9 At the end of each AGREEMENT YEAR, after objectives are established, NYMOX shall report in writing to the GENERAL on the progress made toward the objectives established pursuant to Paragraph 6.8.

             6.10 In the event NYMOX or any AFFILIATE or SUBLICENSEE intends to sell any PRODUCT whose manufacture, use or sale is not subject to one or more VALID CLAIMS of any PATENT RIGHT licensed to NYMOX, NYMOX will notify the Director, Office of Technology Affairs of GENERAL in writing of such intent not later than sixty (60) days prior to its distribution of such PRODUCT, and shall discuss with GENERAL and renegotiate as necessary a "Competitive" royalty as provided in paragraph 7.1(d).

                                  7. ROYALTIES

             7.1 On all sales of PRODUCTS anywhere in the world by NYMOX, its AFFILIATES or SUBLICENSEES, NYMOX shall pay GENERAL royalties in accordance with the following schedule subject to the provisions of paragraph 7.1(d), such undertaking and schedule having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties.

             (a) For each PRODUCT sold by NYMOX or its AFFILIATES or SUBLICENSEES where such PRODUCT, its manufacture or use shall be subject to a VALID CLAIM of any PATENT RIGHT licensed exclusively to NYMOX, the royalty shall be four percent (4%) of the NET SALES PRICE; and

             (b) For each PRODUCT sold by NYMOX or its AFFILIATES or SUBLICENSEES where such PRODUCT, its manufacture or use shall be subject to a VALID CLAIM of any PATENT RIGHT licensed non-exclusively to NYMOX the royalty shall be one-half of the rate specified for such PRODUCT in (a) above; and

             (c) During each of the seven (7) years next following the FIRST COMMERCIAL SALE anywhere in the world by NYMOX, its AFFILIATES, or SUBLICENSEES of each PRODUCT whose manufacture, use or sale shall employ or incorporate any GENERAL MATERIAL, RESEARCH INFORMATION or NYMOX MATERIAL where such GENERAL MATERIAL, RESEARCH INFORMATION or NYMOX MATERIAL is not subject to one or more VALID CLAIMS of any PATENT RIGHT in the country in which such PRODUCT is manufactured, used or sold, NYMOX shall pay GENERAL a royalty on the sale of such PRODUCT of one (l) percent of the NET SALES PRICE of such PRODUCT; and

             (d) Notwithstanding paragraphs 7.1(a), (b) and (c) and 7.2 below, if at the time NYMOX requests in writing a license pursuant to paragraph 6.1 or notifies GENERAL in writing of its intent to distribute a PRODUCT whose manufacture, use or sale is not subject to one or more VALID CLAIMS of any PATENT RIGHT licensed to NYMOX pursuant to paragraph 6.10, no royalty as specified in this paragraph 7.1 is "Competitive" as hereinafter defined, GENERAL shall grant to NYMOX a license at the lowest royalty rate that is competitive at the time GENERAL receives NYMOX's written request. A royalty rate shall be regarded as "Competitive" if it is within the range of royalty rates that GENERAL would charge in an arms length transaction with a licensee which was not and had not been a sponsor of research at GENERAL, taking into account the value of the licensed technology at the time of GENERAL's receipt of a written request for a license or notice of intent to distribute a PRODUCT by NYMOX.

             7.2 If NYMOX is required to pay a royalty or royalties to any third party to practice PATENT RIGHTS licensed hereunder, NYMOX may reduce the amount paid to GENERAL hereunder by one-half of the amount paid to such third party or parties, provided, however, that the aggregate of any reduction in royalties under this paragraph 7.2 shall not exceed fifty
   (50) percent of any royalty payment otherwise due GENERAL under paragraph
   7.1.

             7.3 If and whenever GENERAL shall as permitted herein license any PATENT RIGHT to another licensee for the purpose of making, using or selling PRODUCTS in the FIELD, at a royalty or royalties more favorable to such licensee than herein provided for NYMOX, GENERAL shall give written notice thereof to NYMOX and as of the effective date of such more favorable royalty or royalties, NYMOX's obligation hereunder to pay royalty or royalties to GENERAL shall be revised to the more favorable rate.

             7.4 In the event that the royalty paid to GENERAL is a significant factor in the return realized by NYMOX so as to diminish NYMOX's capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT for the period during which such market condition exists. Factors determining the size of the reduction will include profit margin on PRODUCT and on analogous products, prices of competitive products, total prior sales by NYMOX, and NYMOX's expenditures in PRODUCT development.

             7.5 NYMOX shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep, full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to the GENERAL. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times by GENERAL or its designee at GENERAL's expense for the sole purpose of verifying royalty statements or compliance with this Agreement.

             7.6 With each semiannual payment, NYMOX shall deliver to GENERAL a full and accurate accounting to include at least the following information:

             (a) Quantity of each PRODUCT sold or leased (by country) by NYMOX, and its AFFILIATES or SUBLICENSEES;

             (b)    Total receipts for each PRODUCT (by country);

             (c) Quantities of each PRODUCT (i) used by NYMOX and its AFFILIATES or SUBLICENSEES unless such PRODUCT is used for the purposes excluded by paragraph 1.11(c) or (ii) sold to the United States Government for which the government requires a reduction in the NET SALES PRICE as a result of its license under 35 USC Sec. 204.

             (d)    Names and addresses of all SUBLICENSEES of NYMOX;
   and

             (e)    Total royalties payable to GENERAL.

             7.7 In each year the amount of royalty due shall be calculated semiannually as of June 30 and December 31 ("ACCOUNTING PERIOD") and shall be paid semiannually within the sixty (60) days next following such date, every such payment shall be supported by the accounting prescribed in paragraph 7.5 and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the last day of the applicable ACCOUNTING PERIOD.

             7.8 Only one royalty calculated at the highest applicable royalty rate shall be due and payable to GENERAL by NYMOX for any PRODUCT subject to royalty under this Agreement regardless of the number of PATENT RIGHTS covering such PRODUCT, its manufacture and use.

             7.9 If the transfer of or the conversion into United States Dollar Equivalent of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based, to the credit and account of GENERAL or its nominee in any commercial bank or trust company located in that country, prompt notice of which shall be given to NYMOX.

             7.10 Any tax required to be withheld by NYMOX under the laws of any foreign country for the account of GENERAL, shall be promptly paid by NYMOX for and on behalf of GENERAL to the appropriate governmental authority, and NYMOX shall use its best efforts to furnish GENERAL with proof of payment of such tax. Any such tax actually paid on GENERAL's behalf shall be deducted from royalty payments due GENERAL.

             7.11 The royalty payments due under the Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate in effect at the Bank of Boston on the due date, not to exceed the maximum permitted by law. The payments of such interest shall not preclude GENERAL from exercising any other rights it may have as a consequence of the lateness of any royalty payment.

                                 8. INFRINGEMENT

             8.1 GENERAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified.

             8.2 If NYMOX shall have supplied GENERAL with written evidence demonstrating to GENERAL's reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party, NYMOX may by notice request GENERAL to take steps to protect the PATENT RIGHT, and unless GENERAL shall within three (3) months of the receipt of such notice either (i) cause infringement to terminate or (ii) initiate legal proceedings against the infringer, NYMOX may, upon notice to GENERAL, initiate legal proceedings against the infiinger at NYMOX's expense and in GENERAL's name if so required by law. NYMOX's reasonable and customary expenses for such legal proceedings shall be fully creditable against royalties owed to GENERAL hereunder, provided that in no event shall any royalty payment to GENERAL be reduced by more than 50%.

             8.3 In the event one party shall initiate or carry on legal proceedings to enforce any PATENT RIGHT against any alleged infringer, and the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a PATENT RIGHT shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then to the payment to GENES of the amount of royalties which were applied to the expense of legal proceedings in accordance with paragraph 8.2 above and then the remainder shall be divided between the parties as follows;

             (a) (i) If the amount is lost profits, NYMOX shall receive an amount equal to the damages the court determines NYMOX has suffered as a result of the infringement less the amount of any royalties that would have been due GENERAL on sales of PRODUCT lost by NYMOX as a result of the infringement had NYMOX made such sales; and

             (ii) GENERAL shall receive an amount equal to the royalties it would have received if such sales had been made by NYMOX; or

             (b) As to awards other than lost profits, seventy (70) percent to the party initiating such proceedings and thirty (30) percent to the other party.

             8.4 For the purpose of the proceedings referred to in this paragraph 8, GENERAL and NYMOX shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary.

                        9.  INDEMNIFICATION AND INSURANCE

             9.1 (a) NYMOX shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort warranty, or strict liability) concerning any PRODUCT, PROCESS or service made, used or sold pursuant to any right or license granted under this Agreement or (ii) Arising out of any other activities to be carried out pursuant to this Agreement.

             (b) NYMOX's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

             (c) NYMOX agrees, at its own expense, to provide attorneys reasonably acceptable to GENES to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

             9.2 (a) Beginning at the time any such PRODUCT, PROCESS or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by NYMOX or by a SUBLICENSEE, AFFILIATE or agent of NYMOX, NYMOX shall at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for NYMOX indemnification under paragraph 9.1 of this Agreement. If NYMOX elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the GENERAL and the Risk Management Foundation of the Harvard Medical Institutions Inc. (RMF). The minimum amounts of insurance coverage required under this paragraph 9.2 shall not be construed to create a limit of NYMOX's liability with respect to its indemnification under paragraph 9.1 of this Agreement.

             (b) NYMOX shall provide GENERAL with written evidence of such insurance upon request of GENERAL. NYMOX shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if NYMOX does not obtain replacement insurance providing comparable coverage within such fifteen
   (15) day period, GENERAL shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

             (c) NYMOX shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during
   (i) the period that any PRODUCT, PROCESS, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by NYMOX or by a SUBLICENSEE, AFFILIATE or agent of NYMOX and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

                                10.  TERMINATION

             10.1 The SPONSORED RESEARCH hereunder shall have an initial term of three (3) years.

             10.2 So long as the PRINCIPAL INVESTIGATORS are available to direct the SPONSORED RESEARCH at GENERAL, NYMOX may not terminate SPONSORED RESEARCH except in accordance with paragraph 10.1 or 10.3(a). If for any reason the PRINCIPAL INVESTIGATORS shall no longer be available at GENERAL, the parties agree to negotiate in good faith the continuance of such SPONSORED RESEARCH. However, if a new PRINCIPAL INVESTIGATOR acceptable to NYMOX cannot be agreed upon, NYMOX may terminate such SPONSORED RESEARCH except for an obligation to continue for up to six (6) months beyond notification of the departing PRINCIPAL INVESTIGATOR's departure, salary support at the pretermination level of all Ph.D. or M.D. personnel who have been committed to the SPONSORED RESEARCH on half-time or greater basis, provided GENERAL uses reasonable efforts to reduce such costs to NYMOX.

             10.3 If either party shall materially default in performing any of its obligations under this Agreement, the nondefaulting party may give notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after such notice, then:

             (a) in the event that the default pertains to the obligations of GENERAL to perform SPONSORED RESEARCH, NYMOX may immediately terminate in writing its support of SPONSORED RESEARCH;

             (b) in the event that the default pertains to the obligations of NYMOX to support SPONSORED RESEARCH, GENERAL may, in writing, immediately terminate the SPONSORED RESEARCH and may, in writing, immediately terminate any unexercised license options to PATENT RIGHTS (and, once GENERAL has given a notice that NYMOX has defaulted on such support obligations, NYMOX shall not have the right to exercise any such options unless and until the default is cured); and,

             (c) in the event that the default pertains to the obligations of NYMOX under Articles 6, 7 or 9 with respect to any licenses granted hereunder, GENERAL may, in writing, immediately terminate such license.

             10.4 NYMOX may at any time terminate any or all licenses granted pursuant to paragraphs 6.2, 6.3 and 6.4 on a patent by patent and/or country by country basis upon thirty (30) days prior written notice.

             10.5 Termination of the licenses granted NYMOX in accordance with paragraphs 6.2, 6.3 and 6.4 shall not relieve NYMOX of the obligation to pay the GENERAL any royalties due pursuant to paragraphs 7. l or 7.2 for the sale of PRODUCT prior to the effective date of such termination, or affect the rights of the GENERAL to receive written statements accounting for royalties payable and to inspect NYMOX's books and records as provided for herein.

             10.6 Unless sooner terminated, GENERAL shall have the right to terminate the licenses and rights granted to NYMOX in any country under this Agreement in the event that after the FIRST COMMERCIAL SALE of PRODUCT in such country there is a continuous two (2) year period in which no PRODUCT is sold in such country, provided that such sale is not prevented by force majeure, government regulation or intervention, or institution of a law suit by a third party.

             10.7 Unless otherwise terminated, the royalty bearing licenses under PATENT RIGHTS granted hereunder will continue on a country by country basis until the last to expire of PATENT RIGHTS, the claims of which but for this Agreement would be infringed by the manufacture, use or sale of PRODUCT in the applicable country, at which time NYMOX shall have a fully paid up license.

             10.8 Upon any termination of any license under this Agreement, for a period of one (1) year, NYMOX shall be entitled to finish any work-in-progress and to sell any completed inventory of a PRODUCT covered by this Agreement which remains on hand as of the date of the termination, so long as NYMOX pays to GENERAL the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this Agreement.

             10.9 In the event that any license granted to NYMOX under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

             (i) the SUBLICENSEE is not then in breach of its sublicense agreement;

             (ii) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of this sublicense agreement, as modified by the provisions of this paragraph 10.9;

             (iii) the SUBLICENSEE, at GENERAL's written request, assumes in a signed writing the same obligations to GENERAL as those assumed by NYMOX under Articles 9 and 11 hereof;

             (iv)   GENERAL shall have the right to receive the greater of
                    (a) any payments payable to NYMOX under such sublicense agreement to the extent that they are reasonably and equitably attributable to such SUBLICENSEE's right under such sublicense to use and exploit PATENT RIGHTS, RESEARCH INFORMATION and/or GENERAL MATERIALS, or (b) the lowest royalty which is within the "Competitive Range" as defined in paragraph 7.1(d) hereof, at the time GENERAL's license to NYMOX is terminated;

             (v) the SUBLICENSEE agrees to be bound by the due diligence obligations of NYMOX pursuant to paragraph 6.8 hereof, (whether set by the parties or by arbitration) in the field and territory of the sublicense;

             (vi) GENERAL has the right to terminate such sublicense upon fifteen (15) days prior written notice to NYMOX and such SUBLICENSEE in the event of any material breach by the obligation to make payments described in clause (iv) of this paragraph 10.9, unless such breach is cured prior to the expiration of such fifteen (15) day period, and shall further have the right to terminate such sublicense in the event of SUBLICENSEE's failure to meet its due diligence obligations pursuant to clause (v) hereof;

             (vii) GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of NYMOX to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS, RESEARCH INFORMATION and GENERAL MATERIALS that are granted under such sublicense agreement consistent with the terms of this Agreement.

             10.10 (a) In the event of a termination of SPONSORED RESEARCH hereunder for any reason, the provisions of Articles 5,6,7,8,9 and 11 and paragraphs 10.3 through 10.10 and NYMOX's right to use RESEARCH INFORMATION and GENERAL MATERIALS under paragraph 2.1(b) and (c) shall survive such termination.

             (b) In the event of termination of any license granted hereunder, NYMOX's right to use GENERAL MATERIALS, the manufacture use or sale of which is claimed in the PATENT RIGHTS to which NYMOX's license shall have been terminated, shall be terminated; the obligations of the parties with respect to SPONSORED RESEARCH shall survive; and all provisions of this Agreement shall survive with respect to all other licenses which have not been terminated; and the provisions of paragraphs 10.5, 10.8,10.9 and 10.10 and Articles 9 and 11 shall survive with respect to the terminated license(s).

                                11. MISCELLANEOUS

             11.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

             11.2 In order to facilitate implementation of this Agreement, GENERAL and NYMOX are designating the following individuals to act on their behalf with respect to this Agreement for the matters indicated below:

             (a) with respect to matters concerning the conduct of SPONSORED RESEARCH, budgets, manuscripts for publication, written transmittal of RESEARCH INFORMATION and MATERIALS: for GENERAL, PRINCIPAL INVESTIGATORS; for NYMOX: Sr. Vice President for Research and Development and Strategic Planning;

             (b) with respect to any RESEARCH PROPOSAL submitted pursuant to paragraph 2.4, the receipt of research payments made pursuant to paragraph 2.2 or any RESEARCH PROPOSAL appended hereto, all royalty payments, the form of any Confidentiality Agreement to be signed by an INVESTIGATOR, the disclosure of any INVENTION or any correspondence pertaining to any INVENTION or PATENT RIGHT: for GENERAL, the Director, Office of Technology Affairs; for NYMOX: Sr. Vice President for Research and Development and Strategic Planning;

             (c) any amendment of or waiver under this Agreement, any written notice or other communication pertaining to the Agreement: for GENERAL, the Director, Office of Technology Affairs; for NYMOX: Sr. Vice President for Research and Development and Strategic Planning;

             (d) the above designations may be superseded from time to time by alternative designations made by: for GENERAL, the General Director; for NYMOX: CEO/President.

   Any notice or communication required by the foregoing 11.2(a)-(d) shall be deemed made if mailed first class postage prepaid to the individuals so designated, except notices pertaining to breach or termination which shall be made by prepaid, first class, certified mail, return receipt requested.

             11.3(a) This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts and the United States of America, regardless of the choice of law rules of any jurisdiction.

             (b) For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall schedule a date for engaging in an alternative dispute resolution ("ADR") process with ENDISPUTE, Inc. of Cambridge, Massachusetts or with any other party mutually acceptable to the parties. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of ENDISPUTE. If the representatives of the parties have not been able to resolve the dispute within thirty
   (30) business days after the termination of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes GENERAL and NYMOX each irrevocably consents and submits. Notwithstanding the foregoing, nothing in this paragraph 11.3(b) shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

             11.4 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term shall be deemed as a continuing waiver of such condition or term or another condition or term.

             11.5 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

             11.6 Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

             11.7 Neither party shall use the name of the other or of any staff member, employee or student or any adaptation thereof in any advertising, promotional or sales literature or publicity without the prior written approval of, for GENERAL, the Director of Public Affairs at GENERAL and for NYMOX, CEO/President.

             11.8 This Agreement shall not be assignable by the GENERAL without NYMOX's written consent except for the right to receive royalties payable herein. NYMOX may at its own discretion and without approval by the GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or partnership of which NYMOX is the general partner or any assignee or purchaser of the portion of its business associated with the licenses and rights granted under this Agreement. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by NYMOX only with the consent in writing of GENERAL which consent shall not be unreasonably withheld.

             11.9 If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby provided that a party's rights under this Agreement are not materially affected. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.

             IN WITNESS WHEREOF, GENERAL and NYMOX have caused this instrument to be executed.

   NYMOX CORPORATION             THE GENERAL HOSPITAL CORPORATION


   By:                           By:
   Title: Sr. Vice President     Title:  Vice President for Patents,
             for Research and            Licensing and Industry Sponsored
             Development and             Research
             Strategic Planning


   Date:                         Date:


   I have read the foregoing Agreement and agree to comply with the obligations of the Principal Investigator stated therein. In addition, I have read Appendix C and agree to comply with the obligations of GENERAL stated therein.




   Jack Wands, M.D.              Suzanne de la Monte, M.D.

   Date:                         Date:

                                   APPENDIX C
                          NYMOX PROPRIETARY INFORMATION

              It is anticipated that in the performance of the SPONSORED RESEARCH sponsored by NYMOX, the PRINCIPAL INVESTIGATORS and members of the research team designated by him/her will be provided with or given access by NYMOX to certain information which NYMOX considers proprietary. The rights and obligations of the parties with respect to such information are as follows:

              1. PROPRIETARY INFORMATION. For the purposes of this Agreement, "Proprietary Information" refers to information of any kind which is disclosed by NYMOX to GENERAL and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that proprietary information must be provided visually or orally, obligations of confidence shall attach only to that information which is confirmed by NYMOX in writing within ten (10) working days as being confidential.

              2. LIMITATIONS ON USE. GENERAL shall use NYMOX's Proprietary Information solely for the purposes of the Research and License Agreement between the parties. It is agreed by NYMOX and GENERAL that the transfer of Proprietary Information shall not be construed as a grant of any right or license with respect to the information delivered except as set forth herein or in a duly executed license agreement.

              3. CARE OF PROPRIETARY INFORMATION. NYMOX and GENERAL agree that all Proprietary Information communicated by NYMOX and accepted by GENERAL in connection with this Agreement shall be kept confidential by GENERAL as provided herein unless specific written release is obtained from NYMOX. GENERAL agrees to exert reasonable efforts (no less than the protection given its own confidential information) to maintain such Proprietary Information in confidence, to make such Proprietary Information available only to those employees and students who require access to it in the performance of this Agreement and to inform them of the confidential nature of such information.

   GENERAL shall be deemed to have discharged its obligations hereunder provided GENERAL has exercised the foregoing degree of care and provided further that GENERAL shall immediately, upon discovery of any disclosure not authorized hereunder, notify NYMOX and take reasonable steps to prevent any further disclosure or unauthorized use.

   When the Proprietary Information is no longer required for the purpose of this Agreement, GENERAL shall return it or dispose of it as directed by NYMOX. GENERAL's obligations of confidentiality with respect to Proprietary Information provided under this Agreement will expire five (5) years after the date of this Agreement.

              4. INFORMATION NOT COVERED It is agreed by NYMOX and GENERAL that information shall not be deemed Proprietary Information in the event:

              (a) it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of GENERAL;

              (b) it was known to GENERAL prior to the date of disclosure or becomes known to GENERAL thereafter from a third party having an apparent bona fide right to disclose the information;

              (c) it is disclosed by GENERAL in accordance with the terms of NYMOX's prior written approval;

              (d) it is disclosed by NYMOX without restriction on further disclosure;

              (e)      it is independently developed by GENERAL; or

              (f) GENERAL is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that GENERAL (a) promptly notifies NYMOX and (b) cooperates reasonably with NYMOX's efforts to contest or limit the scope of such order.

                                   APPENDIX D
                                  PATENT RIGHTS


                [this page blank at execution of this Agreement]

                                   APPENDIX E

              The following PATENT RIGHTS which shall be deemed to be "PATENT RIGHTS filed by mutual agreement" in accordance with Article 5:

              1. (i) the United States Patent Application Serial No. 07/287,207 filed December 20, 1988 entitled "Method of Detecting Neurological Disease or Dysfunction," (ii) the United States CIP Patent Application Serial No. 07/451,975 filed on December 20, 1989, (iii) the United States Patent Application Serial Number 08/055,778 filed May 3, 1993 as a file wrapper continuation, and, (iv) the United States Patent Application Serial Number to be assigned, filed June 6, 1995 as a divisional application;

              2. (i) the United States Patent Application Serial No. 08/050,559 filed on April 20, 1993 entitled "Neural Thread Protein Gene Expression and Detection of Alzheimer's Disease, " (ii) the United States CIP Patent Application Serial No. 08/230,139 filed on April 20, 1994,
   (iii) the United States CIP Patent Application 08/340,426 filed on November 14, 1994, (iv) the United States Patent Application Serial No. 08/454,557 filed on May 30, 1995 as a divisional application, and (v) the United States Patent Application Serial No. 08/450,673 filed on May 30, 1995 as a divisional application; and

              3. any division or continuation and any foreign patent application or equivalent corresponding to the patent applications listed in 1 and 2 above, and any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof.